EXHIBIT 21

THE TORO COMPANY AND SUBSIDIARIES

Subsidiaries of Registrant

The following are significant subsidiaries of The Toro Company as of December 14, 2011.

	State or Other Jurisdiction	Percentage of Voting
Name	of Incorporation	Securities Owned

Exmark Manufacturing Company Incorporated	Nebraska	100%

Hayter Holdings Limited	United Kingdom	100%

Hayter Limited	United Kingdom	100%

The Holiman Co. Inc.	Pennsylvania	100%

Irritrol Systems Europe S.r.l.	Italy	100%

Irritrol Systems Europe Productions S.r.l.	Italy	100%

MTI Distributing, Inc.	Minnesota	100%

Rain Master Irrigation Systems, Inc.	California	100%

Red Iron Acceptance, LLC	Delaware	45%

Red Iron Holding Corporation	Delaware	100%

Red Iron Insurance, Limited	Bermuda	100%

The ShopToro Company	Minnesota	100%

Toro Australia Pty. Limited	Australia	100%

Toro Australia Group Sales Pty. Ltd	Australia	100%

Toro Credit Company	Minnesota	100%

Toro Company de Mexico, S. de R.L. de C.V.	Mexico	100%

Toro Europe N.V.	Belgium	100%

Toro Factoring Company Limited	Guernsey	100%

Toro Finance Co. GmbH	Switzerland	100%

Toro France	France	100%

Toro (Gibraltar) Limited	Gibraltar	100%

Toro Global Services Company	Minnesota	100%

Toro Luxembourg S.à.r.l.	Luxembourg	100%

Toro LLC	Delaware	100%

Toro Manufacturing and Sales, S.R.L.	Romania	100%

Toro Mexico Holdings, LLC	Minnesota	100%

Toro International Company	Minnesota	100%

Toro Manufacturing LLC	Delaware	100%

Toro Purchasing Company	Minnesota	100%

Toro R&D Company	Minnesota	100%

Toro Sales Company	Minnesota	100%

Toro Warranty Company	Minnesota	100%

Tover Overseas, B.V	Netherlands	100%

Tover Overseas I C.V.	Netherlands	100%

The Toro Company (Canada), Inc.	New Brunswick, Canada	100%

Western Equipment Distributors, Inc.	Minnesota	100%